Settlement Agreement

     THIS SETTLEMENT AGREEMENT (this "Agreement") is entered into and is effective as of the sighed date at the bottom between the parties RFP Express, Inc. a Delaware corporation formerly known as the IXATA Group, In. ("RFPX"), and Robert A. Steiner and Rebecca L. Steiner (together, the "Steiners"). This Settlement Agreement formally replaces the Deferred Employment Compensation Package ("prior agreement") entered into between IXATA Group, Inc. and Robert A. Steiner, dated December 4, 2000.

The new terms of the agreement are as follows:

RFPX agrees to pay the Steiners, simultaneously with the execution of this Agreement 20% of the prior contract (including the 8% per annum interest accrued for one year) in check or money order to in the following manner: $7,874.00 to Robert A. Steiner, $7,874.00 to Rebecca L. Steiner.

RFPX further agrees to issue 629,920 shares of RFPX's common stock (the "Shares") to each of the Steiners upon execution of this Agreement. It is understood that the shares will be unregistered under Rule 144 of the Securities Act of 1933, for one year's time. RFP Express agrees to cooperate with the Steiners if either of them wishes to sell his or her shares under Rule 144.

It is further understood that the stock options to be awarded Robert A. Steiner, under said prior agreement; which terminated at his leave of the company, should be awarded to the Steiners, equally, for the half year he worked for IXATA following the signing of the prior agreement (which he received) and 100,000 per year, up to 400,000. Robert A, Steiner left the company late May, approximately six months after the date of the signing of the prior agreement. As he left the company as IXATA's request, the stock option portion of the prior agreement entitles him to a pro-rated issuance of said options. In Mr. Steiner's termination letter, dated March 16, 2001. (Attachment 2) it states he will receive 6/12ths of the 100,000 options for this year. To date, there is no record of this partial year's award of stock options. Said award will be made in 30 days from now (split equally between the Steiners).

The prior agreement, dated December 4, 2000, is attached for reference purposes as Attachment 1.

The Steiners also agree to continue to honor the terms of any agreements previously executed be either of us, relating to the preservation of confidential or proprietary information or the assignment of inventions or developments.

Please acknowledge your voluntary consent to this letter by countersigning below.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the following date: FEBRUARY 28, 2002.

RFP EXPRESS, INC.	THE STEINERS
By: /s/John C. Riener	By: /s/Robert A. Steiner
Chief Executive Officer	By: /s/Rebecca L. Steiner